UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE  14A
(Rule14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant    ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐         Preliminary Proxy Statement.

☐         Confidential, for the use of the Commission Only (as permitted by Rule 14a-6(e)(2)).

☑         Definitive Proxy Statement.

☐         Definitive Additional Materials.

☐         Soliciting Material Pursuant to Section 240.14a-12.

LIFETIME BRANDS, INC.
(Name of Registrant as Specified in Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑         No fee required.

☐         Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

LIFETIME BRANDS, INC.
1000 Stewart Avenue
Garden City, New York 11530

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 17, 2010

Notice is hereby given that the Annual Meeting of Stockholders of Lifetime Brands, Inc., a Delaware corporation (the “Company”), will be held at the office of the Company, 1000 Stewart Avenue, Garden City, New York 11530 on Thursday June 17, 2010, at 10:30 a.m., local time, for the following purposes:

(1)	To elect a board of eight directors to serve until the next Annual Meeting of Stockholders or until their successors are duly elected and qualified;

(2)	To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company;

(3)	To transact such other business as may properly come before the meeting, or any adjournment(s) or postponement(s) thereof.

Stockholders of record at the close of business on May 3, 2010 are entitled to notice of and to vote at the Annual Meeting and any adjournment(s) or postponement(s) thereof.  A complete list of the stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder at the Company’s office, 1000 Stewart Avenue, Garden City, New York 11530, for any purpose germane to the Annual Meeting, during ordinary business hours, for a period of at least 10 days prior to the Annual Meeting.

By Order of the Board of Directors,

/s/ Sara Shindel
Sara Shindel
Secretary

Garden City, New York
April 30, 2010

THE BOARD OF DIRECTORS EXTENDS A CORDIAL INVITATION TO ALL STOCKHOLDERS TO ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN AS PROMPTLY AS POSSIBLE THE ENCLOSED PROXY IN THE ACCOMPANYING REPLY ENVELOPE.  STOCKHOLDERS WHO ATTEND THE MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON.

LIFETIME BRANDS, INC.

1000 Stewart Avenue
Garden City, New York 11530

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
To be held on June 17, 2010

INTRODUCTION

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Lifetime Brands, Inc., a Delaware corporation (the “Company”), for use at the Annual Meeting of Stockholders of the Company (the “Meeting”) to be held on the date, at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. Stockholders of record at the close of business on May 3, 2010 are entitled to notice of and to vote at the Meeting.  This Proxy Statement and the accompanying Proxy shall be mailed to stockholders on or about May 14, 2010.

THE MEETING

On April 30, 2010 there were 12,016,273 shares of the Company’s common stock, $.01 par value, issued and outstanding.  Each share of the Company’s common stock entitles the holder thereof to one vote on each matter submitted to a vote of stockholders at the Meeting.

All shares of common stock represented by properly executed proxies will be voted at the Meeting in accordance with the directions marked on the proxies, unless such proxies have previously been revoked.  If no directions are indicated on such proxies, they will be voted for the election of each nominee named under Election of Directors and for the ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company.  If any other matters are properly presented at the Meeting for action, the proxy holders will vote the proxies (which confer discretionary authority upon such holders to vote on such matters) in accordance with their best judgment.  Each proxy executed and returned by a stockholder may be revoked at any time before it is voted by timely submission of a written notice of revocation or by submission of a duly executed proxy bearing a later date (in either case directed to the Secretary of the Company), or, if a stockholder is present at the Meeting, he may elect to revoke his proxy and vote his shares personally.

VOTE REQUIRED FOR APPROVAL

A majority of the Company’s outstanding shares of common stock represented at the Meeting, in person or by proxy, shall constitute a quorum.  Abstentions will be counted for purposes of determining the presence or absence of a quorum.  Assuming a quorum is present, (1) the affirmative vote of a plurality of the shares so represented is necessary for the election of directors and (2) the affirmative vote of a majority of the shares so represented is necessary to ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company.

If a stockholder, present in person or by proxy, abstains on a matter, such stockholder’s shares of common stock, although included in the quorum, will not be voted on such matter.  Thus, an abstention from voting on any matter has the same legal effect as a vote “against” the matter.

Brokers holding shares for beneficial owners must vote their shares according to the specific instructions they receive from the owners.  If specific instructions are not received, brokers may not vote for the election of directors.

PROXY SOLICITATION

The Company will bear the cost of preparing, printing, assembling and mailing the proxy, this Proxy Statement and other material which may be sent to stockholders in connection with this solicitation.  The Company has retained Mellon Investor Services LLC, a proxy solicitation firm, at an estimated cost of $5,500 plus reimbursement of expenses, to assist in soliciting proxies from brokers, banks, nominees, and institutional holders. Mellon Investor Services LLC may solicit votes personally or by telephone, mail or other electronic means.

It is contemplated that brokerage houses will forward the proxy materials to beneficial holders at the request of the Company.  In addition to the solicitation of proxies by the use of the mails, officers and other employees of the Company may solicit proxies by telephone without being paid any additional compensation.  The Company will reimburse such persons for their reasonable out-of-pocket expenses in accordance with the regulations of the Securities and Exchange Commission (“SEC”).

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of the Company’s common stock as of April 30, 2010 (except where otherwise noted) based on a review of information filed with the SEC and the Company’s stock records with respect to (i) each person known to be the beneficial owner of more than 5% of the outstanding shares of common stock, (ii) each Director or nominee for a directorship of the Company, (iii) each executive officer of the Company, and (iv) all Directors, nominees and executive officers as a group.

Name and Address	Number of Shares Beneficially Owned*		% of Shares Beneficially Owned*
DIRECTORS AND EXECUTIVE OFFICERS (1)
Jeffrey Siegel	1,227,080	(2)	10.20%
Craig Phillips	857,720	(3)	7.11
Ronald Shiftan	151,801	(4)	1.25
Laurence Winoker	37,500	(5)	†
Michael Jeary	23,182		†
Cherrie Nanninga	19,182	(6)	†
William U. Westerfield	18,182	(7)	†
David E.R. Dangoor	11,812		†
John Koegel	11,268		†
All directors and executive officers as a group (9 persons)	2,357,727	(8)	19.57
5% SHAREHOLDERS
Zazove Associates LLC 1001 Tahoe Blvd, Incline Village, NV 89451	1,267,857	(9)	9.54
Norma M. Cohen 15902 Laurel Creek Drive, Delray Beach, FL 33446	1,008,840	(10)	8.40
Bruce Cohen 1 Evans Drive, Brookville, NY 11545	763,922	(11)	6.36
Bank of America 100 North Tryon Street, Floor 25, Charlotte, NC 28255	739,749	(12)	6.16
Laura Miller 1312 Harbor Road, Hewlett Harbor, NY 11598	702,300	(11)	5.85
Jodie Glickman 1233 Beech Street—Unit 35, Atlantic Beach, NY 11509	684,661	(11)	5.70
Goldman Capital Management, Inc. 320 Park Avenue, New York, NY 10022	660,633	(13)	5.50
Grupo Vasconia, S.A.B. Av. 16 Septiembre No. 31, Col. Santo Domingo, C.P. 02160 Mexico City, Mexico	639,000	(14)	5.32

Notes:
(*)
Calculated on the basis of 12,016,273 shares of common stock outstanding on April 30, 2010. Pursuant to the regulations of the SEC, shares are deemed to be “beneficially owned” by a person if such person directly or indirectly has or shares the power to vote or dispose of such shares. Each person is deemed to be the beneficial owner of securities which may be acquired within sixty days through the exercise of options, warrants, and rights, if any, and such securities are deemed to be outstanding for the purpose of computing the percentage of the class beneficially owned by such person.

(1)	The address of such individuals is c/o the Company, 1000 Stewart Avenue, Garden City, New York 11530.
(2)
Consists of: (i) 1,215,564 shares owned directly by Mr. Siegel, (ii) 10,506 shares issuable upon the exercise of options which are exercisable within 60 days and (iii) 1,010 shares of common stock owned by Mr. Siegel’s wife.

(3)
Consists of: (i) 784,392 shares owned directly by Mr. Phillips, (ii) 28,278 shares held by an irrevocable trust for the benefit of Mr. Phillips and (iii) 45,050 shares issuable upon the exercise of options which are exercisable within 60 days.

(4)	Includes 125,956 shares issuable upon the exercise of options which are exercisable within 60 days.
(5)	Consists of shares issuable upon the exercise of options which are exercisable within 60 days.
(6)	Includes 6,000 shares issuable upon the exercise of options which are exercisable within 60 days.
(7)
Consists of: (i) 6,667 shares held directly by Mr. Westerfield, (ii) 6,515 shares held in a revocable trust for the benefit of Mr. Westerfield’s wife, Ann D. Westerfield, and (iii) 5,000 shares issuable upon the exercise of options which are exercisable within 60 days.

(8)	Includes 230,012 shares issuable upon the exercise of options which are exercisable within 60 days.
(9)	Based on the Schedule 13G filed with the SEC reporting beneficial ownership of the Company’s securities as of January 26, 2010 held by Zazove Associates LLC, a Delaware corporation.
(10)	Based on the Schedule 13G filed with the SEC reporting beneficial ownership of the Company’s securities as of December 31, 2006 held by Norma M. Cohen.
(11)	Based on the Schedule 13G filed with the SEC reporting beneficial ownership of the Company’s securities held by Bruce Cohen, Laura Miller and Jodie Glickman as of November 23, 2005.
(12)	Based on the Schedule 13G/A filed with the SEC reporting beneficial ownership of the Company’s securities as of February 2, 2010 held by Bank of America Corporation., a Delaware corporation.
(13)	Based on the Schedule 13G filed with the SEC reporting beneficial ownership of the Company’s securities as of January 29, 2009 held by Goldman Capital Management, Inc., a New York corporation.
(14)	Based on the Schedule 13D filed with the SEC reporting beneficial ownership of the Company’s securities as of January 22, 2010 held by Grupo Vasconia, S.A.B., a Mexican corporation.
(†)	Less than 1% of outstanding shares.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

A board of eight directors is to be elected at the Meeting to hold office until the next Annual Meeting of Stockholders or until their successors are duly elected and qualified. The following nominees have been recommended by the Board.  Each of the nominees is a current Director of the Company.  It is the intention of the persons named as proxies in the enclosed proxy to vote the shares covered thereby for the election of the eight persons named below, unless the proxy contains contrary instructions:

Name	Age	Position	Director of the Company Since
Jeffrey Siegel	67	Chairman of the Board of Directors, Chief Executive Officer and President	1967

Ronald Shiftan	65	Vice Chairman of the Board of Directors and Chief Operating Officer	1984

Craig Phillips	60	Senior Vice-President—Distribution and Director	1973

David E.R. Dangoor	60	Director	2007

Michael Jeary	62	Director	2005

John Koegel	58	Director	2008

Cherrie Nanninga	61	Director	2003

William U. Westerfield	78	Director	2004

BACKGROUND OF DIRECTORS

Jeffrey Siegel is Chairman of the Board of Directors, Chief Executive Officer and President. Mr. Siegel has held the position of Chairman of the Board since June 2001 and the position of Chief Executive Officer since December 2000. Mr. Siegel is also a director of Grupo Vasconia, S.A.B. (“Vasconia”), a manufacturer and distributor of aluminum disks, cookware and related items, in which the Company has a 30.15% equity ownership.  Vasconia’s capital stock is traded on the Bolsa Mexicana de Valores, S.A. de C.V., the Mexico Stock Exchange, under the symbol VASCONI.MX.  In addition, Mr. Siegel is a member and former Chairman of the Board of Directors of the International Housewares Association. Mr. Siegel has served the Company in various capacities and has been a director of the Company since 1967.

Ronald Shiftan was elected Vice Chairman of the Board of Directors in November 2004 and has been Chief Operating Officer since June 2005.  From October 2002 to November 2004, Mr. Shiftan served as a consultant to the Company. Mr. Shiftan is also a director of Vasconia. From September 1998 to January 2002, Mr. Shiftan was Deputy Executive Director of The Port Authority of New York and New Jersey.  Mr. Shiftan served as a director of the Rumson-Fair Haven Bank & Trust Company from June 16, 2000 through April 28, 2010.  Mr. Shiftan has been a director of the Company since 1984.

Craig Phillips has been Senior Vice-President — Distribution since July 2003.  Mr. Phillips held the position of Vice-President-Manufacturing from 1973 to 2003. Mr. Phillips also held the position of Secretary from 1973 to May 1, 2008.  Mr. Phillips has been a director of the Company since 1973.

David E.R. Dangoor has been President of Innoventive Partners LLC, a firm that provides consulting services in the fields of strategic planning, marketing and public relations, since 2002.  Prior thereto, over a period of 27 years, Mr. Dangoor held various senior executive positions in several countries at Philip Morris/Altria Group. Mr. Dangoor is also the Chairman of the Board of Directors of BioGaia AB, a public Swedish bio-tech company that develops and markets pro-biotic solutions through food concepts and supplements; a member of the Board of Directors of Lorillard, Inc., a New York Stock Exchange-listed cigarette manufacturer; a member of the Board of Directors of ICP Solar Technologies, Inc., a public company that develops, manufactures and markets solar cells and solar cell based products and building materials; and a member of the Advisory Board of the Denihan Hospitality Group, including the Affinia lifestyle hotels and the luxury Benjamin and James Hotels.

Michael Jeary is the President of Laughlin Constable, an advertising agency with offices in Milwaukee, Chicago and New York.  From 2006 to July 2009, Mr. Jeary was the President and CEO of Partners + Jeary, a New York-based advertising agency. From 1998 to 2006, Mr. Jeary was Partner, President, and Chief Operating Officer of Della Femina Rothschild Jeary and Partners.

John Koegel has been a principal of Jo-Tan, LLC, a retail consulting company, for the past five years.  Since February 2010, Mr. Koegel has been a member of the Board of Directors and Lead Director of  Game Trading Technologies, Inc., a publicly-held video game trading services provider.

Cherrie Nanninga has been the Chief Operating Officer of the New York Tri-State Region of CB Richard Ellis, Inc., a commercial real estate firm, since 2002.  For 23 years prior thereto, Ms. Nanninga was employed by The Port Authority of New York and New Jersey where she most recently served as Deputy Chief Financial Officer and Director of Real Estate.

William U. Westerfield, a certified public accountant, is retired. From 1965 to 1992, Mr. Westerfield was an audit partner at Price Waterhouse LLP an independent public accounting firm.  Mr. Westerfield currently serves as a director and as a member of the audit, compensation, nominating and corporate governance committees of Gymboree Corporation, an international children’s apparel retailer, and as a director and member of the audit committee of West Marine, Inc., a boating supply retailer. On May 20, 2010, Mr. Westerfield will retire from the Board of Directors of West Marine, Inc.

QUALIFICATIONS OF DIRECTORS

Director	Key Qualifications

Jeffrey Siegel
Service as the Chairman, President and Chief Executive Officer of the Company; extensive knowledge of the Company’s strategy, operations and financial position; in-depth knowledge of the housewares and retail industries.

Ronald Shiftan
Service as Vice Chairman and Chief Operating Officer of the Company; knowledge of the Company and the housewares industry; distinguished career with public company board experience, leadership experience at a large autonomous public sector organization, financial markets expertise acquired as a partner in a major international investment banking firm; financial, business and strategic acumen.

Craig Phillips	Service as Senior Vice President – Distribution of the Company; knowledge of the Company’s strategy, operations and financial position; knowledge of the housewares industry.

David E. R. Dangoor
Distinguished career with public company board experience; experience gained in marketing and general management positions with a large global consumer products company; knowledge of the Company and the housewares industry through board service.

Michael Jeary	Consumer products marketing and e-commerce experience gained in leadership positions in the advertising industry; knowledge of the Company and the housewares industry through board service.

John Koegel
Distinguished career in retailing; strong background in merchandising and general management; consultant for private investment funds and their retail and consumer related portfolio companies; recognized expertise in business improvement, management oversight and due diligence; experience in providing strategic advice on merger and acquisition transactions; knowledge of the Company and the housewares industry.

Cherrie Nanninga
Financial and operations expertise; experience as Deputy Chief Financial Officer of a large autonomous public sector organization and Chief Operating Officer of a large division of a multinational company; knowledge of the Company and the housewares industry through board service.

William U. Westerfield
Distinguished career with extensive public company board experience; experience as an audit partner in a large international accounting firm; financial, business and strategic acumen, knowledge of the Company and the housewares industry through board service.

The Company has no reason to believe that any of the nominees will not be a candidate or will be unable to serve.  However, should any of the foregoing nominees become unavailable for any reason, the persons named in the enclosed proxy intend to vote for such other person or persons as the Board may nominate.

The Board recommends that stockholders vote FOR the election of the nominated directors. Signed proxies which are returned will be so voted unless otherwise instructed on the proxy card.

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the names and ages of each of the Company’s directors and executive officers as of December 31, 2009:

Name	Age	Position
Jeffrey Siegel	67	Chairman of the Board of Directors, Chief Executive Officer and President

Ronald Shiftan	65	Vice Chairman of the Board of Directors and Chief Operating Officer

Craig Phillips	60	Senior Vice-President—Distribution and Director

Laurence Winoker	53	Senior Vice-President—Finance, Treasurer and Chief Financial Officer

David E.R. Dangoor	60	Director

Michael Jeary	62	Director

John Koegel	58	Director

Cherrie Nanninga	61	Director

William U. Westerfield	78	Director

BACKGROUND OF EXECUTIVE OFFICER

Laurence Winoker has been the Company’s Senior Vice-President – Finance, Treasurer and Chief Financial Officer since July 2007.  Prior thereto, Mr. Winoker was Senior Vice-President, Controller and Treasurer of MacAndrews & Forbes Holdings Inc., a holding company with controlling interests in a diversified portfolio of private and public companies, including  Revlon, Inc. Mr. Winoker was Senior Vice-President, Treasurer and Controller of Revlon, Inc. from 1999 to 2003.

All of the Company’s officers are elected annually by the Board and hold office at the pleasure of the Board and serve until their successors are elected and qualified.

See Election of Directors for biographies of Directors.

CORPORATE GOVERNANCE

BOARD INDEPENDENCE
The Board has determined that David E.R. Dangoor, Michael Jeary, John Koegel, Cherrie Nanninga and William U. Westerfield are independent directors under the listing standards of The NASDAQ Stock Market, LLC.  Jeffrey Siegel, Ronald Shiftan and Craig Phillips are employees of the Company and are not considered to be independent directors.

BOARD LEADERSHIP STRUCTURE
Jeffrey Siegel serves as Chairman of the Board of Directors, President and Chief Executive Officer of the Company.  Mr. Siegel has served the Company in various capacities and has been a director of the Company since 1967 and is the largest individual shareholder of the Company. Mr. Siegel provides effective leadership and guidance as the Chairman in the development of the Company’s risk profile, pursuit of its strategic goals and recognition of business opportunities that present themselves.

The Board of Directors is composed of eight directors, five of whom are independent of the Company.  The number of independent directors and the Company’s regulatory governance practices, including periodic executive sessions of the independent directors, provide effective and independent oversight of management.

For the foregoing reasons, the Company has determined that its leadership structure is appropriate given the Company’s specific circumstances.

BOARD OVERSIGHT OF RISK
The Company’s Board of Directors bears the responsibility for maintaining oversight over the Company’s exposure to risk.  The Board of Directors, itself and through its committees, meets with various members of management regularly and discusses the Company’s material risk exposures, the potential impact on the Company and the efforts of management it deems appropriate to deal with the risks that are identified. The Audit Committee considers the Company’s risk assessment and risk management practices including regulatory risks, financial liquidity and accounting risk exposure, reserves and the Company’s internal controls. The Nominating and Governance Committee considers the risks associated with corporate governance with the guidance of corporate and outside counsel. The Compensation Committee, in connection with the performance of its duties, considers risks associated with the elements contained in the Company’s compensation programs.

CODE OF CONDUCT AND BUSINESS ETHICS
The Company has adopted a Code of Conduct that applies to all of its directors, officers (including its chief executive officer, chief financial officer and controller) and employees.  On an annual basis, written acknowledgement of understanding and compliance is required of all directors, officers and employees.  A copy of the Company’s Code of Conduct will be furnished to any stockholder, without charge, upon written request to the Senior Vice-President, Finance of the Company.

BOARD MEETINGS
The Board held eight meetings during the fiscal year ended December 31, 2009.

BOARD AND COMMITTEE ATTENDANCE
All of the directors attended the Company’s 2009 Annual Meeting of Stockholders.  Directors are expected, but not required, to attend the 2010 Annual Meeting of Stockholders.  The Board holds meetings on at least a quarterly basis, and more often if necessary to fulfill its responsibilities.

STOCKHOLDER COMMUNICATION WITH DIRECTORS
Stockholders who wish to communicate with members of the Board, including the independent directors, individually or as a group, may send correspondence to them in care of the Secretary at the Company’s principal office, 1000 Stewart Avenue, Garden City, New York 11530.  Alternatively, the directors may be contacted via e-mail at BoardofDirectors@lifetimebrands.com.

BOARD NOMINATION PROCESS
The directors of the Company are elected annually by the stockholders of the Company.  They serve until the next annual meeting of the stockholders of the Company or until their successors have been duly elected and qualified or until their earlier resignation or removal.

NOMINATING AND GOVERNANCE COMMITTEE
In 2009, the Board of Directors combined the Governance Committee and the Nominating Committee.  The Nominating and Governance Committee is composed of all of the Company’s independent directors; John Koegel (Chair), David E.R. Dangoor, Michael Jeary, Cherrie Nanninga and William U. Westerfield.  The Nominating and Governance Committee held three meetings in 2009.

The Nominating and Governance Committee has the following responsibilities:

•
To evaluate the qualifications of candidates for Board membership and, following consultation with the Chief Executive Officer, recommend to the Board nominees for open or newly created director positions;

•	To consider nominees recommended by stockholders as long as such recommendations are received at least 120 days before the stockholders meet to elect directors;

•
To periodically review the composition of the Board to determine whether it may be appropriate to add individuals with different backgrounds or skill sets from those already on the Board, and submit to the Board on an annual basis a report summarizing its conclusions regarding these matters;

•	To provide an orientation and education program for Directors;

•	To develop and make recommendations to the Board regarding governance principles applicable to the Company;

•
To assess the structure of the committees of the Board, develop and recommend corporate governance guidelines and develop and recommend procedures for the evaluation and self-evaluation of the Board; and

•	To perform such other duties as the Board may assign to the Committee.

The complete text of the Nominating and Governance Committee charter was set forth as Appendix A to the 2009 Proxy Statement.

BOARD DIVERSITY
The Company’s policy provides that while diversity and the variety of experiences and viewpoints represented on the Board of Directors should always be considered, a director nominee should not be chosen nor excluded solely or largely because of race, color, gender, national origin or sexual orientation or identity. In selecting a director nominee, the Nominating and Governance Committee focuses on skills, expertise or background that would compliment those of the existing members of the Board of Directors, recognizing the nature of the Company’s business.

AUDIT COMMITTEE
The Audit Committee is composed of three directors, each of whom is independent, as required by the Audit Committee charter and the listing requirements for The NASDAQ Stock Market, LLC and the SEC rules.  The current members are William U. Westerfield (Chair), David E.R. Dangoor and Cherrie Nanninga.  The Board has determined that William U. Westerfield is an “Audit Committee Financial Expert,” as defined by the SEC rules.  The Audit Committee held five meetings during 2009.

The Audit Committee, among other things, regularly:

•	Considers the qualifications of and appoints and reviews the activities of the Company’s independent registered public accounting firm;

•
Reviews and approves audit fees and fees for non-audit services rendered or to be rendered by the independent accountants, and reviews the audit plan and the services rendered or to be rendered by the independent accountants for each year and the results of their audit of the financial statements for the previous year;

•	Evaluates the Company’s organization and its internal controls, policies, procedures and practices to determine whether they are reasonably designed to:

•	Provide for the safekeeping of the Company’s assets; and

•	Assure the accuracy and adequacy of the Company’s records and financial statements;

•	Reviews the activities of the Company’s internal audit function, including approving the internal audit plan and budget;

•	Reviews the Company’s financial statements and reports;

•	Monitors compliance with the Company’s internal controls, policies, procedures and practices;

•	Reviews and approves related-party transactions; and

•	Undertakes such other activities as the Board from time to time may delegate to it.

The complete text of the Audit Committee charter was set forth as Appendix B to the 2009 Proxy Statement.

STRATEGIC PLANNING COMMITTEE
The Strategic Planning Committee is composed of four directors.  The current members are Michael Jeary (Chair), John Koegel, David E.R. Dangoor and Jeffrey Siegel.  The Strategic Planning Committee held four meetings in 2009.

The Strategic Planning Committee assists senior management in evaluating the Company's business units. The Committee regularly receives updates from the Chairman of the Board of Directors and Chief Executive Officer, and from time to time meets with the Company's Division Presidents.

COMPENSATION COMMITTEE
The Compensation Committee is composed of three directors, each of whom is independent.  The current members are Cherrie Nanninga (Chair), John Koegel, and Michael Jeary.  The Compensation Committee held 12 meetings during 2009.

The purpose of the Compensation Committee is to assist the Board in fulfilling its responsibilities relating to executive as well as non-executive compensation.  The principal duties and responsibilities of the Compensation Committee include: (i) reviewing and approving compensation principles that apply generally to the Company’s employees, (ii) establishing and reviewing corporate goals and objectives relevant to the compensation of the Chief Executive Officer and Chief Operating Officer, and (iii) reviewing, based primarily on the evaluations and recommendations of the Chief Executive Officer and Chief Operating Officer, the performance of the other executive officers of the Company.  The Compensation Committee considers the following factors in making or approving compensation decisions or recommendations from executive management: Company performance, division performance, individual performance, executive potential and retention.

The Compensation Committee is also responsible for the administration of the Company’s 2000 Incentive Bonus Compensation Plan and the Company’s 2000 Long-Term Incentive Plan.

The complete text of the Compensation Committee charter is set forth as Appendix A to this Proxy Statement.

EXECUTIVE SESSIONS
The independent directors meet at regularly scheduled executive sessions without members of management present.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors of the Company reviewed and discussed the consolidated financial statements of the Company and its subsidiaries that are set forth in the Company’s 2009 Annual Report to Stockholders and in Item 8 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 with management of the Company and Ernst & Young LLP, the independent registered public accounting firm of the Company.

The Audit Committee discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, which includes, among other items, matters relating to the conduct of an audit of the Company’s financial statements and the adequacy of internal controls.

The Audit Committee received the written disclosures and the letter from Ernst & Young LLP required by Rule 3256 of the Public Company Accounting Oversight Board, Communications Concerning Independence, and discussed with Ernst & Young LLP that firm’s independence from the Company.  The Committee concluded that the provision by Ernst & Young LLP of non-audit services, including tax preparation services, to the Company is compatible with its independence.

Based on the review and discussions with management of the Company and Ernst & Young LLP referred to above, the Audit Committee recommended to the Board of Directors that the Company publish the consolidated financial statements of the Company and its subsidiaries for the year ended December 31, 2009 in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 and in the Company’s 2009 Annual Report to Stockholders.

April 30, 2010

The Audit Committee William U. Westerfield - Chair Cherrie Nanninga David E.R. Dangoor

COMPENSATION DISCUSSION AND ANALYSIS

COMPENSATION PHILOSOPHY AND OBJECTIVES
The Company’s compensation program historically has been designed to attract, reward, and retain capable executives and to provide incentives for the attainment of short-term performance objectives and strategic long-term performance goals.  A number of key principles guide management and the Compensation Committee in determining compensation for hiring, motivating, rewarding and retaining executive officers who create both short and long-term stockholder value for the Company. The Company believes that a significant amount of compensation must be linked to measurable success in business performance.  A strong link between compensation and performance provides incentives for achieving short and long-term financial and business objectives and increasing the value of the Company’s common stock, thereby increasing value to the Company’s stockholders.  Management and the Compensation Committee also believe that it must set compensation at levels that will be competitive with the compensation offered by those companies against whom the Company competes for executive talent so that the Company continues to attract and retain talented and experienced executives.

In an effort to balance the need to retain executive talent yet motivate executives to achieve superior performance, management and the Compensation Committee adopted a compensation philosophy that contains both fixed and variable elements of compensation.

The named executive officers (“NEOs”) in this Proxy Statement are:

Jeffrey Siegel	Chairman of the Board of Directors, Chief Executive Officer and President
Ronald Shiftan	Vice Chairman of the Board of Directors and Chief Operating Officer
Craig Phillips	Senior Vice-President—Distribution and Director
Laurence Winoker	Senior Vice-President—Finance, Treasurer and Chief Financial Officer

ROLE OF THE COMPENSATION COMMITTEE
The purpose of the Compensation Committee is to assist the Board of Directors of the Company in fulfilling its responsibilities relating to executive as well as non-executive compensation. The principal duties and responsibilities of the Compensation Committee include:

(i)	Reviewing and approving compensation principles that apply generally to the Company’s employees;

(ii)
Establishing and reviewing corporate goals and objectives relevant to the compensation of the Chief Executive Officer and Chief Operating Officer, evaluating their performances in light of the established goals and objectives, and approving their annual compensation; and

(iii)
Reviewing corporate goals and objectives (as established by the Chief Executive Officer and Chief Operating Officer) relevant to the compensation of the other NEOs, evaluating their performances in light of the established goals (considering evaluations and recommendations provided by the Chief Executive Officer and Chief Operating Officer), and approving their annual compensation.  The Compensation Committee considers the following factors in making or approving compensation decisions or recommendations from executive management: Company performance, division performance, individual performance, executive potential and retention.

The Compensation Committee also reviews the evaluation process and compensation structure for the other members of senior management of the Company.  The Compensation Committee is also responsible for the administration of the Company’s 2000 Incentive Bonus Compensation Plan and the Company’s 2000 Long-Term Incentive Plan.

Since 2008, the Compensation Committee has engaged Pearl Meyer & Partners, a leading executive compensation consulting firm, as the Compensation Committee’s independent outside compensation consultant to provide services related to executive and non-employee director compensation. Pearl Meyer & Partners does not provide any other services to the Company unless approved by the Compensation Committee and no such services were provided in fiscal 2009.

Pearl Meyer & Partners assists the Compensation Committee in the evaluation of the Company’s compensation philosophy and with the development of relevant metrics by which to assure internal equity amongst employees and market parity. Pearl Meyer & Partners developed a peer group of selected companies comparable to the Company’s industry, revenue, and market capitalization and supplemented the peer group analysis with survey data from two sources: the 2008 US Mercer Benchmark Database – Executive, and the 2008 Towers Perrin U.S. CDB General Industry Executive Database.  The peer group companies used in the peer group analysis were Blyth Inc., Kenneth Cole Productions Inc., CSS Industries Inc., Ellis Perry Intl Inc., G-III Apparel Group, Helen of Troy, JAKKS Pacific Inc., Libbey Inc., and Russ Berrie  Co. Inc. The Compensation Committee considered competitive benchmark data compiled by Pearl Meyer & Partners when establishing the goals and objectives relevant to the Company’s compensation policy.

SPECIFIC ELEMENTS OF NEO COMPENSATION

SALARY
Salary is intended to compensate the executive for performance of core job responsibilities and duties.

The salaries of Jeffrey Siegel and Ronald Shiftan are fixed by employment agreements that have been negotiated between Messrs. Siegel and Shiftan, respectively, and the Compensation Committee. Mr. Siegel’s salary is subject to annual increases based on changes in the Bureau of Labor Statistics Consumer Price Index for All Urban Consumers for the New York Area.  Annual increases for Mr. Shiftan are determined by the Compensation Committee based on Mr. Shiftan’s performance.

In determining Mr. Siegel’s compensation, the Compensation Committee took into account Mr. Siegel’s long-standing executive role in the Company, his extensive knowledge of and experience in the Housewares industry and his role in directing the growth of the Company.  The Compensation Committee views Mr. Siegel as one of the significant leaders in the Housewares industry.  The Compensation Committee also reviewed compensation being paid to other chief executive officers having the depth of experience, knowledge and industry awareness possessed by Mr. Siegel.

In determining Mr. Shiftan’s compensation, the Compensation Committee took into account his significant role in structuring and implementing the Company’s acquisition strategy.  The Compensation Committee also considered Mr. Shiftan’s role in assisting Mr. Siegel in various aspects of the Company’s business.

The salaries of Craig Phillips and Laurence Winoker were initially based on standard employment agreements.  Annual increases for Mr. Phillips are determined by Jeffrey Siegel and Ronald Shiftan based on performance which is reviewed by the Compensation Committee.  Pursuant to his employment agreement, Mr. Winoker’s annual increases are based on changes in the Bureau of Labor Statistics Consumer Price Index for All Urban Consumers for the New York Area.

CASH BONUSES
Mr. Siegel and Mr. Shiftan receive cash bonuses based on set formulas pursuant to their respective employment agreements that are based on earnings before interest and taxes adjusted for certain items as more fully described below under the Summary Compensation Table.

Mr. Phillips’ bonus is discretionary. Mr. Winoker is entitled to receive a bonus, based on a target bonus of 40% of his base salary, determined based on performance objectives set forth in writing at the beginning of each calendar year during the term of his employment agreement.

STOCK OPTIONS
The Compensation Committee granted certain incentive stock options and non-qualified stock options to Jeffrey Siegel, Ronald Shiftan and Laurence Winoker in connection with their entering into their respective employment agreements. In addition, each NEO generally receives stock options once a year based on individual, division and Company performance, overall dilution, retention and executive potential.

Pearl Meyer & Partners has provided the Compensation Committee with guidelines for long-term incentives that approximated the Company’s targeted competitive position of between the 25th and 50th percentiles with respect to the Company’s peer group and long-term incentive survey data, which was measured using a variety of different perspectives in recognition of the Company’s share price volatility leading up to the date of the analysis.  The Compensation Committee considers illustrative guidelines provided to the Compensation Committee by Pearl Meyer & Partners, together with individual, division, and Company performance, overall dilution, retention and executive potential, in granting stock options to the NEOs.

In February 2009, Mr. Siegel and Mr. Shiftan voluntarily cancelled options to purchase 250,000 shares and 350,000 shares of the Company’s common stock, respectively, which were granted pursuant to their employment agreements, in order to increase the shares available for which awards may be granted under the Company’s 2000 Long-Term Incentive Plan.

OTHER COMPENSATION
The Company maintains a defined contribution 401(k) plan for all employees including the NEOs.  The Company suspended its matching contributions effective January 1, 2009 as an expense savings measure.

The Company offers perquisites that it believes are customary and reasonable, such as Company paid automobile expenses, and with respect to Messrs. Siegel and Shiftan, reimbursement or payment of certain insurance expenses and certain legal expenses.

The following chart shows each of the above elements of compensation as a percentage of total compensation received by the NEOs for 2009, 2008 and 2007:

		Major Elements of Each NEO’s Compensation as a Percentage of Total Compensation				Total Compensation Per Summary Compensation Table
		% Salary	% Bonus	% Stock options	% Other compensation	Total $
Jeffrey Siegel	2009	51	43	―	6	$1,971,252
	2008	86	―	2	12	1,109,961
	2007	62	29	―	9	1,508,745

Ronald Shiftan	2009	36	31	26	7	$1,489,634
	2008	88	―	3	9	592,271
	2007	85	8	―	7	588,592

Craig Phillips	2009	81	15	―	4	$ 382,139
	2008	92	―	2	6	326,686
	2007	65	8	20	7	435,563

Laurence Winoker	2009	64	28	6	2	$ 504,603
	2008	94	―	2	4	327,607
	2007	17	7	75	1	825,988

ACCOUNTING AND TAX CONSIDERATIONS
Internal Revenue Code (the “Code”) Section 162(m) generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to any of the corporation’s Chief Executive Officer and the named executive officers.  Qualifying performance-based compensation is not subject to the deduction limitation if certain requirements are met.  The Company periodically reviews the potential consequences of Section 162(m) and may structure the performance-based portion of an executive’s compensation to comply with certain exemptions in Section 162(m). However, the Company reserves the right to use its judgment to authorize compensation payments that do not comply with the exemptions in Section 162(m), when the Company believes that such payments are appropriate and in the best interests of the stockholders, after taking into consideration changing business conditions and the executive officer’s performance.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement.

April 30, 2010	The Compensation Committee Cherrie Nanninga – Chair John Koegel Michael Jeary

SUMMARY COMPENSATION TABLE

The following table sets forth information concerning the compensation of the Company’s NEOs:

Name and Principal Position	Year	Salary	Bonus	Option awards (1)		All other compensation	Total
Jeffrey Siegel (2) Chairman of the Board of Directors, Chief Executive Officer and President	2009	$999,678	$841,344	$	―	$130,230	$1,971,252
	2008	959,658	―		18,900	131,403	1,109,961
	2007	933,840	442,000		―	132,905	1,508,745
Ronald Shiftan (3) Vice Chairman of the Board of Directors and Chief Operating Officer	2009	538,235	460,378		393,750	97,271	1,489,634
	2008	517,878	―		19,050	55,343	592,271
	2007	500,000	50,000		―	38,592	588,592
Craig Phillips (4) Senior Vice-President—Distribution and Director	2009	311,539	56,250		―	14,350	382,139
	2008	299,712	―		6,600	20,374	326,686
	2007	285,000	35,000		85,400	30,163	435,563
Laurence Winoker (5) Senior Vice-President—Finance, Treasurer and Chief Financial Officer	2009	320,948	141,052		30,000	12,603	504,603
	2008	308,294	―		6,600	12,713	327,607
	2007	144,231	60,000		615,750	6,007	825,988

Notes:

(1)
Represents the aggregate grant date fair value of the stock options as determined under the Financial Accounting Standards Board Accounting Standards Codification Topic No. 718-20, Awards Classified as Equity, which will be recognized by the Company for options granted during 2009, 2008 and 2007. For information regarding the valuation of these options refer to Note H to the Company’s Consolidated Financial Statements for the year ended December 31, 2009 included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.

(2)
2009 – All other compensation consists of reimbursement of insurance cost of $100,000 (includes a gross-up payment to cover taxes of $40,000), Company paid automobile related expenses of $24,230, and reimbursement of legal fees of $6,000.

2008 – All other compensation consists of reimbursement of insurance cost of $100,000 (includes a gross-up payment to cover taxes of $40,000), Company paid automobile related expenses of $26,803 and a 401(k) matching contribution made by the Company of $4,600.

2007 – All other compensation consists of reimbursement of insurance cost of $100,000 (includes a gross-up payment to cover taxes of $40,000), Company paid automobile related expenses of $28,405 and a 401(k) matching contribution made by the Company of $4,500.

(3)	2009 – All other compensation consists of reimbursement of insurance cost of $60,000, Company paid automobile related expenses of $24,204, and reimbursement of legal fees of $13,067.

2008 – All other compensation consists of reimbursement of insurance cost of $20,000, Company paid automobile related expenses of $30,743 and a 401(k) matching contribution made by the Company of $4,600.

2007 – All other compensation consists of reimbursement of insurance cost of $20,000, Company paid automobile related expenses of $14,092 and a 401(k) matching contribution made by the Company of $4,500.

Notes (continued):

(4)	2009 – All other compensation consists of Company paid automobile related expenses of $14,350.
2008 – All other compensation consists of Company paid automobile related expenses of $16,495 and a 401(k) matching contribution made by the Company of $3,879.
2007 – All other compensation consists of Company paid automobile related expenses of $25,451 and a 401(k) matching contribution made by the Company of $4,712.
(5)	2009 – All other compensation consists of Company paid automobile related expenses of $12,603.
2008 – All other compensation consists of Company paid automobile related expenses of $11,289 and a 401(k) matching contribution made by the Company of $1,424.
2007 – All other compensation consists of Company paid automobile related expenses of $6,007.

Jeffrey Siegel

On May 2, 2006, Jeffrey Siegel entered into an employment agreement with the Company whereby the Company employed Mr. Siegel as its President and Chief Executive Officer for a five year term that commenced on January 1, 2006, with automatic renewals for additional consecutive one year periods unless terminated by either the Company or Mr. Siegel.  The employment agreement provides for an annual salary of $960,000 with annual increments based on changes in the Bureau of Labor Statistics Consumer Price Index for All Urban Consumers for the New York Area.

Mr. Siegel’s employment agreement was amended on August 10, 2009 to (a) revise the provisions relating to the bonuses which Mr. Siegel is entitled to receive for each year of his employment under the employment agreement, as amended (the “Amended Employment Agreement”) and (b) modify the provisions to Section 409A of the Code.

Pursuant to the Amended Employment Agreement, with respect to the year ending December 31, 2009, Mr. Siegel was entitled to receive certain bonuses provided for in his employment agreement prior to its amendment; provided, however, in no event more in the aggregate than the “2009 Annual Adjusted IBIT Performance Bonus” as defined in the Amended Employment Agreement.  The amount of the 2009 Annual Adjusted IBIT Performance Bonus was less than the bonuses provided for in his employment agreement prior to its amendment and, therefore, Mr. Siegel was paid the lesser amount.  The Amended Employment Agreement defines the term “2009 Annual Adjusted IBIT Performance Bonus” as that amount shown opposite the adjusted IBIT achieved by the Company for such year in a table (the “2009 Adjusted IBIT Performance Bonus Table”) delivered to Mr. Siegel by the Compensation Committee concurrently with the execution of the amendment of his employment agreement.  The term “Adjusted IBIT”, as it applies to any particular year, means that amount for such year equal to the Company’s income before income taxes as determined by the Company’s independent auditors using generally accepted accounting principles, subject to such adjustments as are set forth in the Adjusted IBIT Performance Bonus Table for such year.

For each year following the year ending December 31, 2009, the Amended Employment Agreement provides that the Compensation Committee is to prepare an Adjusted IBIT Performance Bonus Table for such year similar to the 2009 Adjusted IBIT Performance Table, except that (i) the Adjusted IBIT to be achieved by the Company for Mr. Siegel to obtain 100% of the target bonus will be based on the annual budget for such year prepared by the management and discussed with the Board of Directors of the Company and (ii) the target bonus payable upon achieving 100% of the target Adjusted IBIT for such year will be 100% of the salary payable to Mr. Siegel for such year.  Similarly, the threshold Adjusted IBIT for such year will be an amount between 52% and 56% of the target Adjusted IBIT for such year which, if achieved, would entitle Mr. Siegel to receive 50% of the target bonus for such year consistent with the Adjusted IBIT Performance Bonus Table for such year.  Similarly, the maximum

Adjusted IBIT for such year will be an amount between 210% and 215% of the target Adjusted IBIT for such year which, if achieved, would entitle Mr. Siegel to receive 200% of the target bonus for such year, consistent with the Adjusted IBIT Performance Table for such year.

The Amended Employment Agreement also provides that the Adjusted IBIT Performance Bonus for any such year will be zero if the Adjusted IBIT achieved by the Company for such year is less than the threshold Adjusted IBIT for such year, and in no event will an Adjusted IBIT Performance Bonus for such year be more than the maximum target bonus for such year even if the Adjusted IBIT achieved by the Company for such year exceeds the maximum Adjusted IBIT for such year.

The Amended Employment Agreement also provides for other perquisites including Company paid automobile related expenses, the reimbursement of legal fees for financial, investment and/or tax advice, and the drafting of wills and trusts in connection with estate planning up to $10,000 during any twelve month period, reimbursement of legal fees related to the drafting of his employment agreement up to $20,000 and the reimbursement of insurance premiums paid by Mr. Siegel up to $60,000 per year plus a gross-up payment from the Company in an amount such that the net amount retained by Mr. Siegel, after the calculation and reduction for any Federal, state, and local income taxes and employment taxes on the gross-up payment, shall be equal to the additional life insurance policy income.

The Amended Employment Agreement further provides for payments due to Mr. Siegel upon the termination of his employment as described under Potential Payments Upon Termination or Change in Control.

The complete text of Mr. Siegel’s employment agreement, before it was amended, was filed with the SEC as an exhibit to a Form 8-K dated May 8, 2006. The complete text of the amendment to Mr. Siegel’s employment agreement was filed with the SEC as an exhibit to a Form 8-K dated August 12, 2009.

Ronald Shiftan

On August 10, 2009, the Company entered into an amended and restated employment agreement with Ronald Shiftan (the “Amended and Restated Employment Agreement”) whereby the Company employed Mr. Shiftan as its Vice Chairman and Chief Operating Officer through December 31, 2012, with automatic renewals for additional one year periods unless terminated by either the Company or Mr. Shiftan and annual increases based on changes in the Bureau of Labor Statistics Consumer Price Index for All Urban Consumers for the New York Area.  Pursuant to the Amended and Restated Employment Agreement, Mr. Shiftan’s annual salary was $518,000 effective January 1, 2008, and will increase to $566,000 effective January 1, 2010.

Pursuant to the Amended and Restated Employment Agreement, with respect to the year ending December 31, 2009, Mr. Shiftan was entitled to receive certain bonuses provided for in his employment agreement prior to its amendment and restatement; provided, however, in no event more in the aggregate than the “2009 Annual Adjusted IBIT Performance Bonus” as defined in the Amended and Restated Employment Agreement.  The amount of the 2009 Annual Adjusted IBIT Performance Bonus was less than the bonuses provided for in his employment agreement prior to its amendment and, therefore, Mr. Shiftan was paid the lesser amount.  The Amended and Restated Employment Agreement defines the term “2009 Annual Adjusted IBIT Performance Bonus” as that amount shown opposite the adjusted IBIT achieved by the Company for such year in a table (the “2009 Adjusted IBIT Performance Bonus Table”) delivered to Mr. Shiftan by the Compensation Committee concurrently with the execution of the amendment of his employment agreement.

The term “Adjusted IBIT”, as it applies to any particular year, means that amount for such year equal to the Company’s income before income taxes as determined by the Company’s independent auditors using generally accepted accounting principles, subject to such adjustments as are set forth in the Adjusted IBIT Performance Bonus Table for such year.

For each year following the year ending December 31, 2009, the Amended and Restated Employment Agreement provides that the Compensation Committee is to prepare an Adjusted IBIT Performance Bonus Table for such year similar to the 2009 Adjusted IBIT Performance Table, except that (i) the Adjusted IBIT to be achieved by the Company for Mr. Shiftan to obtain 100% of the target bonus will be based on the annual budget for such year prepared by the management and discussed with the Board of Directors of the Company and (ii) the target bonus payable upon achieving 100% of the target Adjusted IBIT for such year will be 100% of the salary payable to Mr. Shiftan for such year.  Similarly, the threshold Adjusted IBIT for such year will be an amount between 52% and 56% of the target Adjusted IBIT for such year which, if achieved, would entitle Mr. Shiftan to receive 50% of the target bonus for such year consistent with the Adjusted IBIT Performance Bonus Table for such year.  Similarly, the maximum Adjusted IBIT for such year will be 150% of the target Adjusted IBIT for such year which, if achieved, would entitle Mr. Shiftan to receive 150% of the target bonus for such year consistent with the Adjusted IBIT Performance Bonus Table for such year.

The Amended and Restated Employment Agreement also provides that the Adjusted IBIT Performance Bonus for any such year will be zero if the Adjusted IBIT achieved by the Company for such year is less than the threshold Adjusted IBIT for such year, and in no event will an Adjusted IBIT Performance Bonus for such year be more than the maximum target bonus for such year even if the Adjusted IBIT achieved by the Company for such year exceeds the maximum Adjusted IBIT for such year.

The Amended and Restated Employment Agreement further provides that for each year during Mr. Shiftan’s employment under the Amended and Restated Employment Agreement, he shall be entitled to receive an Annual Individual Goal Bonus equal to 10% of his salary for such year based on meeting individual measurable objectives set by the Chief Executive Officer and monitored by the Compensation Committee of the Board of Directors.  If Mr. Shiftan meets at least 50% of such objectives, he shall be entitled to an Annual Individual Goal Bonus equal to 5% of his salary for such year.  If the Executive meets less than 50% of such objectives, he shall not be entitled to receive any Annual Individual Goal Bonus for such year.

Pursuant to the Amended and Restated Employment Agreement, Mr. Shiftan was granted an option to purchase 125,000 shares of the Company’s common stock at a price equal to the closing stock price on August 10, 2009. The option expires five years from the date of grant.  The option vested 25% on December 31, 2009 and the balance vests in three equal annual installments commencing on December 31, 2010.

The Amended and Restated Employment Agreement also provides for certain perquisites including Company paid automobile related expenses, the reimbursement of legal fees for financial, investment and/or tax advice, and the drafting of wills and trusts in connection with estate planning up to $15,000 during any twelve month period, and the reimbursement of insurance premiums paid by Mr. Shiftan up to $60,000 per year.

The Amended and Restated Employment Agreement further provides for payments due to Mr. Shiftan upon the termination of his employment as described under Potential Payments Upon Termination or Change in Control.

The complete text of Mr. Shiftan’s amended and restated employment agreement was filed with the SEC as an exhibit to a Form 8-K dated August 12, 2009.

Craig Phillips

On September 1, 2007, the Company entered into an employment agreement with Craig Phillips whereby the Company employed Mr. Phillips as the Company’s Senior Vice-President - Distribution.  The agreement provided for an initial base annual salary of $275,000 and an annual bonus determined by the Compensation Committee of the Board of Directors, upon recommendation of the Company’s Chief Executive Officer and Chief Operating Officer, based primarily upon the Chief Executive Officer’s and Chief Operating Officer’s evaluation of Mr. Phillips’ performance during such calendar year.  The agreement also provides for certain perquisites including fringe benefits and Company paid automobile related expenses.

Mr. Phillips’ employment agreement further provides for payments to Mr. Phillips upon the termination of his employment as described under Potential Payments Upon Termination or Change in Control.

On March 8, 2010, the Company entered into an amended and restated employment agreement with Mr. Phillips where, among other things, Mr. Phillips’ base annual salary was increased to $325,000.

The complete text of Mr. Phillips’ amended and restated employment agreement was filed with the SEC as an exhibit to a Form 8-K dated March 10, 2010.

Laurence Winoker

On June 28, 2007, the Company entered into an employment agreement with Laurence Winoker, whereby the Company employed Mr. Winoker as the Company’s Senior Vice-President of Finance, Treasurer and Chief Financial Officer for a three year term commencing on July 2, 2007 with automatic renewals thereafter for additional one year periods unless terminated by either Mr. Winoker or the Company. The agreement provided for a base salary of $300,000 with annual increases based on changes in the Bureau of Labor Statistics Consumer Price Index for New York-Northern New Jersey-Long Island, NY-NJ-CT-PA and an annual performance bonus, with a target of 40% of his base salary, based on performance objectives set forth in writing at the beginning of each calendar year during the term of the agreement. The agreement also provides for certain perquisites including fringe benefits and Company paid automobile related expenses.

In connection with the agreement, the Company also granted Mr. Winoker an option to purchase 75,000 shares of the Company’s common stock pursuant to the Company’s 2000 Long-Term Incentive Plan.

Mr. Winoker’s employment agreement further provides for payments to Mr. Winoker upon the termination of his employment as described under Potential Payments Upon Termination or Change in Control.

On  March 8, 2010,  the  Company  entered  into  an  amendment  to Mr. Winoker’s employment  agreement, pursuant to which Mr. Winoker’s base salary was increased to $400,000.

The complete text of Mr. Winoker’s employment agreement, before it was amended, was filed with the SEC as an exhibit to a Form 8-K dated July 3, 2007. The complete text of the amendment to Mr. Winoker’s employment agreement was filed with the SEC as an exhibit to a Form 8-K dated March 10, 2010.

GRANTS OF PLAN BASED AWARDS DURING THE FISCAL YEAR ENDED DECEMBER 31, 2009

The following table sets forth information regarding grants of stock based compensation to the NEOs during 2009:

Name	Grant date	Number of securities underlying options		Exercise or base price of option awards (1)	Grant date fair value of option awards
Ronald Shiftan	August 10, 2009	125,000	(2)	$5.32	$3.15
Laurence Winoker	April 3, 2009	25,000	(3)	2.19	1.20

Notes:

(1)	Represents the closing price of the Company’s common stock on the respective grant dates.

(2)	This option vests 25% on December 31, 2009 with the balance vesting in three equal annual installments commencing on December 31, 2010. The option expires on the fifth anniversary of the grant date.

(3)	This option vests in equal yearly installments over four years commencing on the first anniversary of the grant date and expires on the tenth anniversary of the grant date.

The above stock options were granted pursuant to the Company’s 2000 Long-Term Incentive Plan as amended in June 2009 (the “Plan”).  Under the Plan, up to 3,500,000 shares of the Company’s common stock may be subject to outstanding awards granted by the Board of Directors of the Company, or a duly appointed committee thereof, to directors, officers, employees, consultants and service providers to the Company and its affiliates in the form of stock options or other equity-based awards.  At December 31, 2009, 1,215,729 shares of the total 3,500,000 shares that can be issued under the plan were available for awards to be granted under the Plan.

OPTION EXERCISES DURING THE FISCAL YEAR ENDED
DECEMBER 31, 2009

There were no options exercised by the NEOs during 2009.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2009

The following table sets forth the outstanding equity awards held by the NEOs at December 31, 2009:

Name	Number of securities underlying unexercised options (#) exercisable		Number of securities underlying unexercised options (#) unexercisable		Option exercise price ($)	Option expiration date
Jeffrey Siegel	7,004	(1)	7,996	(1)	$ 4.60	November 9, 2018
Ronald Shiftan	75,000	(2)			5.55	December 5, 2011
	5,000	(3)			8.55	August 12, 2013
	1,000	(4)			20.09	June 8, 2014
	9,137	(5)	5,863	(5)	4.60	November 9, 2018
	31,250	(6)	93,750	(6)	5.32	August 9, 2014
Craig Phillips	25,000	(7)			7.72	June 30, 2013
	9,600	(8)	6,400	(8)	29.96	May 1, 2016
	4,000	(9)	6,000	(9)	22.46	May 6, 2013
	1,250	(10)	3,750	(10)	4.60	November 9, 2018
Laurence Winoker	30,000	(11)	45,000	(11)	20.81	July 1, 2017
	1,250	(10)	3,750	(10)	4.60	November 9, 2018
			25,000	(12)	2.19	April 2, 2019

Notes:

(1)	This option was granted on November 10, 2008 and vests quarterly through December 31, 2010.

(2)	This option was granted and vested on December 6, 2001.

(3)	This option was granted and vested on August 13, 2003.

(4)	This option was granted and vested on June 9, 2004.

(5)	This option was granted on November 10, 2008 and vests quarterly through June 30, 2010.

(6)	This option was granted on August 10, 2009 and vested 25% on December 31, 2009 with the balance vesting in three equal annual installments commencing on December 31, 2010.

(7)	This option was granted on July 1, 2003 and vested 25% a year over four years commencing on the first anniversary of the date of grant.

(8)	This option was granted on May 2, 2006 and vests 20% a year over five years commencing on the first anniversary of the date of grant.

(9)	This option was granted on May 7, 2007 and vests 20% a year over five years commencing on the first anniversary of the date of grant.

(10)	This option was granted on November 10, 2008 and vests 25% a year over four years commencing on the first anniversary of the date of grant.

(11)	This option was granted on July 2, 2007 and vests 20% a year over five years commencing on the first anniversary of the date of grant.

(12)	This option was granted on April 3, 2009 and vests 25% a year over four years commencing on the first anniversary of the date of grant.

POTENTIAL PAYMENTS UPON TERMINATION
OR CHANGE IN CONTROL

The employment agreements that the Company has entered into with each of the NEOs require the Company to make certain payments to these individuals in the event of a termination of their employment or a change in control of the Company. The Company believes that the arrangements with respect to a change in control are appropriate to allow the NEOs to focus on the Company’s interests in a change of control situation without distractions relating to their employment.  The following table shows estimated payments that would have been made to each of the Company’s NEOs pursuant to their current employment agreements under various scenarios involving a termination of employment or a change in control of the Company, assuming that each individual’s employment was terminated or a change in control of the Company had occurred on December 31, 2009 and using the closing market price of the Company’s common stock as of December 31, 2009:

Payment	Jeffrey Siegel	Ronald Shiftan	Craig Phillips	Laurence Winoker

Upon termination as a result of disability
Cash severance	$—	$1,629,000	$300,000	$160,964
Awarded but unpaid bonus	841,344	460,378	56,250	—
Stock options (intrinsic value)	—	427,000	—	—
Health benefits	—	19,455	—	—
Insurance reimbursement	—	120,000	—	—
Accrued vacation	—	—	—	—
	$841,344	$2,655,833	$356,250	$160,964

Upon termination as a result of death
Cash severance	$—	$1,629,000	$300,000	$—
Awarded but unpaid bonus	841,344	460,378	56,250	—
Stock options (intrinsic value)	38,250	427,000	—	—
Health benefits	—	19,455	—	—
Insurance reimbursement	—	120,000	—	—
Accrued vacation	—	—	—	—
	$879,594	$2,655,833	$356,250	$—

Upon termination by the Company for cause or by the executive without good reason
Awarded but unpaid bonus	$—	$—	$ —	$141,052
Accrued vacation	—	—	—	11,865
	$—	$—	$ —	$152,917

Payment	Jeffrey Siegel	Ronald Shiftan	Craig Phillips	Laurence Winoker
Upon termination by the Company without cause or by the executive for good reason as a result of a change in control of the Company
Cash severance	$2,981,094	$ 564,085	$ —	$321,927
Awarded but unpaid bonus	841,344	460,378	—	141,052
Stock options (intrinsic value)	38,250	427,000	—	136,750
Health benefits	6,485	19,455	—	6,484
Insurance reimbursement	100,000	120,000	—	—
Accrued vacation	—	—	—	11,865
	$3,967,173	$1,590,918	$ —	$618,078
All other involuntary terminations by the Company or by the executive for good reason (1)
Cash severance	$1,387,456	$1,629,000	$300,000	$321,927
Awarded but unpaid bonus	841,344	460,378	56,250	—
Stock options (intrinsic value)	38,250	427,000	—	136,750
Health benefits	6,485	19,455	—	6,484
Insurance reimbursement	100,000	120,000	—	—
Accrued vacation	—	—	—	11,865
	$2,373,535	$2,655,833	$356,250	$477,026

Note:

(1)
Mr. Siegel and Mr. Shiftan are also entitled to receive these amounts upon a termination of employment for good reason in connection with a change in control that is initiated by them; unless, in the case of Mr. Siegel, the closing price of the Company’s common stock on the date of the change in control is at least 20% greater than the closing price of the Company’s common stock on January 1, 2006.   Upon any such termination in connection with a change in control, however, Mr. Siegel’s and Mr. Shiftan’s payments would be capped at $3,967,173 and $1,590,918, respectively, in order to entitle the Company to a deduction under Internal Revenue Code section 280G for the payments to prevent the imposition of excise taxes under Internal Revenue Code section 4999.

The amounts shown for each NEO do not include payments and benefits that do not discriminate in scope, terms or operation in favor of executive officers and that are available generally to all salaried employees.

Jeffrey Siegel

Termination for Cause; Resignation Without Good Reason.
If Mr. Siegel’s employment is terminated by the Company for Cause (as defined in his employment agreement) or if Mr. Siegel resigns other than for Good Reason (as defined in his employment agreement), Mr. Siegel shall be entitled to be paid (i) his base salary accrued up to and including the date of termination or resignation, (ii) an amount in lieu of any accrued but unused vacation time, and (iii) the amount of any unreimbursed expenses (collectively, "Accrued Obligations").

Involuntary Termination.
If the Company terminates Mr. Siegel’s employment for any reason other than Disability (as defined in his employment agreement) or Cause or Mr. Siegel resigns from his employment for Good Reason (such a resignation or termination is hereinafter referred to as an "Involuntary Termination"), Mr. Siegel shall be entitled to payment of the Accrued Obligations.  In addition, in the event of Mr. Siegel’s Involuntary Termination, the Company shall pay to Mr. Siegel as severance (the "Severance Payment"), (i) 1/36 of the prior three years’ total of base salary and EIBIT Performance Bonus, times (ii) the number of remaining months in the term of his employment under his employment agreement (the “Term”).  In addition, in the event of the Mr. Siegel’s Involuntary Termination, all of Mr. Siegel’s then-outstanding stock options shall be immediately vested and exercisable. The Company shall also continue to reimburse Mr. Siegel for certain insurance premiums provided for in his employment agreement until the end of the Term. Anything in his employment agreement to the contrary notwithstanding, no Severance Payment shall be payable if Mr. Siegel’s employment with the Company ends at the expiration or non-renewal of the Term. In addition, Mr. Siegel shall continue to participate, at the Company’s expense, in the Company's health and medical plans and any other benefits provided to Mr. Siegel at the time of such Involuntary Termination until the end of the Term or until Mr. Siegel obtains other employment, whichever occurs first.

Involuntary Termination in Connection with Certain Changes in Control.
If the Company undergoes a Change in Control (as defined in his employment agreement), that was initiated by Mr. Siegel and either (i) Mr. Siegel’s employment is thereafter terminated under circumstances that would constitute an Involuntary Termination or (ii) Mr. Siegel undergoes an Involuntary Termination and within 90 days of the Involuntary Termination, the Company executes a definitive agreement to enter into a transaction the consummation of which would result in a Change in Control and such transaction is actually consummated, the termination of Mr. Siegel’s employment shall be treated as an Involuntary Termination and Mr. Siegel shall receive a Severance Payment; provided, however, Mr. Siegel shall not receive such Severance Payment if the closing price of the Company’s common stock on the date of the Change in Control is at least 20% greater than the closing price of the Company’s common stock on the effective date of his employment agreement.

If the Company undergoes a Change in Control that was (i) not initiated by Mr. Siegel or, (ii) notwithstanding that it was initiated by Mr. Siegel, the closing price of the Company’s common stock on the date of the Change in Control is at least 20% greater than the closing price of the Company’s common stock on the effective date of his employment agreement, and either (iii) Mr. Siegel’s employment is thereafter terminated under circumstances that would constitute an Involuntary Termination or (iv) Mr. Siegel undergoes an Involuntary Termination and within 90 days of the Involuntary Termination, the Company executes a definitive agreement to enter into a transaction the consummation of which would result in a Change in Control and such transaction is actually consummated, Mr. Siegel shall receive a Change in Control Severance Payment in lieu of any other Severance Payment payable under his employment agreement.

Notwithstanding the foregoing, in the event that any payments to Mr. Siegel under his employment agreement would result in the denial of a deduction to the Company under Section 280G of the Code, or the imposition of an excise tax upon Mr. Siegel under Section 4999 of the Code, the amounts otherwise payable will be reduced to the extent necessary to entitle the Company to a deduction for the full amounts payable to Mr. Siegel and to prevent the imposition of an excise tax upon Mr. Siegel.

In the event of Mr. Siegel’s death subsequent to his Involuntary Termination following a Change in Control, but prior to the payment of the Change in Control Severance Payment, the Change in Control Severance Payment shall be paid to Mr. Siegel’s beneficiary.

Termination Due to Disability.
In the event of Mr. Siegel's Disability, the Company shall be entitled to terminate his employment. If the Company terminates Mr. Siegel's employment due to Disability, Mr. Siegel shall be entitled to payment of the Accrued Obligations, a prorata portion of the Annual Cash Performance Bonuses provided for in his employment agreement and any disability benefits that are provided under the terms of any pension, medical, disability or life insurance plan, program or arrangement applicable to senior executives of the Company generally (“Senior Executive Benefit Plan”)  applicable to Mr. Siegel at the time of his Disability.

Death.
Except in certain circumstances no salary or benefits shall be payable under his employment agreement following the date of Mr. Siegel's death.  In the event of Mr. Siegel's death, the Accrued Obligations and a pro rata portion of the Annual Cash Performance Bonuses provided for in his employment agreement shall be paid to Mr. Siegel's beneficiary.  In the event of Mr. Siegel’s death, all of Mr. Siegel’s then outstanding stock options shall be immediately vested and exercisable. Mr. Siegel's beneficiary shall also be entitled to any death benefits that are provided under the terms of any Senior Executive Benefit Plan applicable to Mr. Siegel at the time of his death.

The complete text of Mr. Siegel’s employment agreement, before it was amended, was filed with the SEC as an exhibit to a Form 8-K dated May 8, 2006. The complete text of the amendment to Mr. Siegel’s employment agreement was filed with the SEC as an exhibit to a Form 8-K dated August 12, 2009.

Ronald Shiftan

Termination for Cause; Resignation Without Good Reason.
If Mr. Shiftan’s employment is terminated by the Company for Cause (as defined in his employment agreement) or if Mr. Shiftan resigns other than for Good Reason (as defined in his employment agreement),  Mr. Shiftan shall be entitled to be paid (i) his salary accrued up to and including the date of termination or resignation of his employment, (ii) an amount in lieu of any accrued but unused vacation time, and (iii) the amount of any unreimbursed expenses (collectively, the "Accrued Obligations").  Notwithstanding anything to the contrary in his employment agreement, Mr. Shiftan shall be entitled to exercise any then-outstanding stock options granted to Mr. Shiftan that shall have vested on or prior to such termination or resignation of employment.

Involuntary Termination.
If Mr. Shiftan’s employment is terminated (i) by the Company for any reason other than Cause, (ii) by Mr. Shiftan for Good Reason, (iii) by the Company or Mr. Shiftan due to Mr. Shiftan’s Disability (as defined in his employment agreement) or (iv) by reason of Mr. Shiftan’s death (such a resignation or termination being hereinafter referred to as an "Involuntary Termination"), Mr. Shiftan shall be entitled to payment of the Accrued Obligations.

In addition, in the event of Mr. Shiftan's Involuntary Termination, the Company shall pay to Mr. Shiftan as severance (the “Severance Payments”) the following amounts:

(A)	3.0 times the Salary,

(B)	3.0 times the average annual bonus paid by the Company to Mr. Shiftan with respect to the two immediately preceding years, and

(C)	the Annual Adjusted IBIT Performance Bonus accrued to the date of Termination.

In addition, in the event of Mr. Shiftan’s Involuntary Termination, all of Mr. Shiftan’s then-outstanding stock options shall be immediately vested and exercisable. Anything in his employment agreement to the contrary notwithstanding, no such Severance Payments shall be payable if Mr. Shiftan's employment with the Company ends at the expiration or non-renewal of the term of his employment under his employment agreement (the “Term”). In addition, Mr. Shiftan shall continue to participate, at the Company’s expense, in the Company's health and medical plans and any other benefits provided to Mr. Shiftan at the time of such Involuntary Termination until the end of the Term or until Mr. Shiftan obtains other employment, whichever occurs first.

Involuntary Termination in Connection with Certain Changes in Control.
If, during the Term, the Company undergoes a Change in Control (as defined in his employment agreement), and either (i) Mr. Shiftan's employment is thereafter terminated under circumstances that would constitute an Involuntary Termination or (ii) Mr. Shiftan undergoes an Involuntary Termination and within 90 days of the Involuntary Termination, the Company executes a definitive agreement to enter into a transaction the consummation of which would result in a Change in Control and such transaction is actually consummated, all of Mr. Shiftan’s then-outstanding stock options shall be immediately vested and exercisable and Mr. Shiftan shall be entitled to payment of the Accrued Obligations and the Severance Payments.  In addition, Mr. Shiftan shall be entitled to the continuation of his benefits.  The Company shall make the payments and provide the benefits to be paid and provided under his employment agreement; provided, however, if all or any portion of the payments and benefits provided under his employment agreement, either alone or together with other payments and benefits which Mr. Shiftan receives or is then entitled to receive from the Company or otherwise, would constitute a “parachute payment” within the meaning of Section 280G of the Code (or a similar or successor provision), the Company shall reduce such payments and such other payments to the extent necessary so that (i) no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Code (or a similar or successor provision); and, (ii) by reason of such reduction, the net after-tax benefit to Mr. Shiftan shall exceed the net after-tax benefit if such reduction were not made.

Termination Due to Disability.
In the event of Mr. Shiftan’s Disability, either the Company or Mr. Shiftan shall be entitled to terminate Mr. Shiftan’s employment.  In the event that Mr. Shiftan elects to terminate his employment due to Disability, such termination shall be deemed to be an Involuntary Termination and Mr. Shiftan shall be entitled to payment of the Accrued Obligations, the Severance Payments and any disability benefits that are provided under the terms of any pension, medical, disability or life insurance plan applicable to senior executives of the Company, generally applicable to Mr. Shiftan at the time of his Disability.  In addition, in the event Mr. Shiftan’s employment is terminated due to Disability, all of Mr. Shiftan’s then-outstanding stock options shall be immediately vested and exercisable.

Death.
Except in certain circumstances, no salary or benefits shall be payable under this Agreement following the date of Mr. Shiftan's death.  In the event of Mr. Shiftan's death, the Accrued Obligations and the Severance Payments shall be paid to Mr. Shiftan's beneficiary.  Mr. Shiftan's beneficiary shall also be entitled to any death benefits that are provided under the terms of any pension, medical, disability or life insurance plan applicable to senior executives of the Company, generally applicable to Mr. Shiftan at the time of death.  In addition, in the event of Mr. Shiftan's death, all of Mr. Shiftan's then-outstanding stock options shall be immediately vested and exercisable.

The complete text of Mr. Shiftan’s amended and restated employment agreement was filed with the SEC on a Form 8-K dated August 12, 2009.

Craig Phillips

General.
If Mr. Phillips’ employment is terminated during the term of his employment agreement for any reason, the Company shall pay to Mr. Phillips (i) his base salary for the period ending on the date of termination of his employment agreement (the “Termination Date”), (ii) an amount for unused time bank days, (iii) if the Termination Date occurs after the end of a fiscal year and prior to payment of an annual bonus provided for in his employment agreement (the “Annual Bonus”) earned by Mr. Phillips for such fiscal year, Mr. Phillips shall be paid the Annual Bonus for such fiscal year and (iv) Mr. Phillips and any of his dependents shall be eligible for medical continuation coverage under the provisions of section 4980B of the Code or section 601 of the Employee Retirement Income Security Act (sometimes called “COBRA coverage”) to the extent required by applicable law (collectively, “Accrued Obligations”).

Death.
If Mr. Phillips’ employment is terminated by reason of Mr. Phillips’ death, then, in addition to the Accrued Obligations, Mr. Phillips’ estate shall receive payment of the Annual Bonus for the fiscal year in which the Termination Date occurs; provided, however, that the amount of the Annual Bonus shall be subject to a pro-rata reduction for the portion of the fiscal year following the Termination Date (“Pro-Rated Annual Bonus”).

Disability.
If Mr. Phillips’ employment is terminated by reason of Mr. Phillips’ Total Disability (as defined in his employment agreement), then, in addition to the Accrued Obligations, Mr. Phillips shall receive payment of the Pro-Rated Annual Bonus for the fiscal year in which the Termination Date occurs.

Cause.
If Mr. Phillips’ employment is terminated for Cause, then, except as otherwise expressly provided in his employment agreement, the Company shall have no obligation to make payments under his employment agreement for any period after the Termination Date.

Resignation.
If Mr. Phillips’ employment is terminated by Mr. Phillips without Good Reason, then, except as otherwise expressly provided under his employment agreement, the Company shall have no obligation to make payments under his employment agreement for any period after the Termination Date.

Termination by the Company Without Cause or Termination by the Executive for Good Reason.
If Mr. Phillips’ employment is terminated by the Company without Cause, or by Mr. Phillips for Good Reason, then in addition to the Accrued Obligations, Mr. Phillips shall receive payment of the Pro-Rated Annual Bonus for the fiscal year in which the Termination Date occurs and the Company shall continue to pay Mr. Phillips his base salary from the Termination Date until the date twelve (12) months after the Termination Date (the “Severance Expiration Date”).

Failure of the Company to Renew.
Upon the expiration of the Initial Term (as defined in his employment agreement) or any Additional Term (as defined in his employment agreement) if the Company shall notify Mr. Phillips of its desire not to renew the term of his employment agreement for the next Additional Term of one (1) year, and Mr. Phillips notifies the Company in writing that Mr. Phillips is ready, willing and able to renew the term of his employment agreement for the next Additional Term of one (1) year, and the Company at such time did not have grounds to terminate Mr. Phillips’ employment for Cause then the Company’s failure to renew shall be treated in the same manner as a termination without Cause and, in addition to the Accrued Obligations, Mr. Phillips shall receive payment of the Pro-Rated Annual Bonus for the fiscal year in which the Termination Date occurs and the Company shall continue to pay Mr. Phillips his base salary, at the rate in effect on the Termination Date, from the Termination Date until the Severance Expiration Date.

Severance Reduced by Other Compensation.
Payments by the Company of base salary for any period after the Termination Date and through the Severance Expiration Date (the “Severance Period”), if any are required to be made pursuant to his employment agreement shall be reduced and offset by any compensation Mr. Phillips receives which is attributable to services performed for other enterprises during such period.

The complete text of Mr. Phillips’ amended and restated employment agreement was filed with the SEC on a Form 8-K dated March 10, 2010.

Laurence Winoker

Termination Due to Permanent Disability.
In the event that his employment agreement is terminated due to Disability (as defined in his employment agreement), Mr. Winoker shall receive an amount equal to his base salary for a period of six (6) months from the date of termination.

Termination by Mr. Winoker Voluntarily; Termination by the Company For Cause.
Upon any termination of his employment agreement either (i) voluntarily by Mr. Winoker (except if Mr. Winoker is voluntarily terminating this Agreement due to a Change of Control (as defined in his employment agreement) or for Good Reason) (as defined in his employment agreement)) or (ii) by the Company for Cause (as defined in his employment agreement), all payments, salary and other benefits hereunder shall cease at the date of termination, with the exception of Vested Benefits (as defined in his employment agreement) and any accrued but unused vacation time, if any, prorated to the date of Mr. Winoker’s termination and the reimbursement of proper expenses.

Termination by the Company Without Cause; Termination by Mr. Winoker for Good Reason; Election not to Offer New Employment.
In the event that (i) his employment agreement is terminated by the Company without Cause, or (ii) his employment agreement is terminated by Mr. Winoker for Good Reason or (iii) the Company chooses not to offer further employment to Mr. Winoker beyond the initial term or any renewal term, if applicable, on terms and conditions that are, in the aggregate, no less favorable to Mr. Winoker than the terms and conditions of his employment agreement, and a Change of Control (as defined in his employment agreement) has not occurred, then the following conditions shall apply:

(A)           if Mr. Winoker’s employment agreement is terminated by the Company without Cause, then Mr. Winoker shall be entitled to receive (1) certain benefits set forth in his employment agreement and (2) an amount equal to Mr. Winoker’s base salary as in effect at the date of termination for a period of twelve (12) months from the date of termination;

(B)           if Mr. Winoker’s employment agreement is terminated by Mr. Winoker for Good Reason, then Mr. Winoker shall be entitled to receive (1) certain benefits set forth in his employment agreement and (2) an amount equal to Mr. Winoker’s base salary as in effect at the effective date of termination for a period of twelve (12) months from the effective date of termination; and

(C)           if the Company does not offer employment to  Mr. Winoker beyond the initial term or any renewal term, as applicable, on terms and conditions that are, in the aggregate, no less favorable to Mr. Winoker than the terms and conditions of his employment agreement, then, subject to the provisions of his employment agreement, upon the normal expiration of the initial term or any renewal term, as applicable Mr. Winoker, shall be entitled to receive (1) certain benefits set forth in his employment agreement and (2) an amount equal Mr. Winoker’s base salary as in effect upon the expiration of the initial term or any renewal term, as applicable, for a period of twelve (12) months from the expiration of the initial term or any renewal term, as applicable.

Termination by Mr. Winoker or Company due to Change of Control.
In the event that his employment agreement is terminated by Mr. Winoker or the Company due to a Change of Control, Mr. Winoker shall be entitled to receive (i) a cash payment equal to 100% of his annual base salary in effect at the effective date of the Change of Control, (ii) a cash payment equal to his pro-rata bonus, if such bonus has been communicated to Mr. Winoker, in writing, prior to the effective date of the Change of Control, (iii) certain benefits set forth in his employment agreement for a period of twelve (12) months and (iv) all of Mr. Winoker’s then-outstanding stock options shall vest and become immediately exercisable.

The complete text of Mr. Winoker’s employment agreement, before it was amended, was filed with the SEC as an exhibit to a Form 8-K dated July 3, 2007. The complete text of the amendment to Mr. Winoker’s employment agreement was filed with the SEC as an exhibit to a Form 8-K dated March 10, 2010.

DIRECTOR COMPENSATION

The following table sets forth compensation paid to the Company’s non-employee directors for 2009:

Name	Fees earned or paid in cash	Stock awards (1)	Total
William U. Westerfield	$67,000	$101,000	$168,000
Cherrie Nanninga	65,750	101,000	166,750
Michael Jeary	59,500	101,000	160,500
David E.R. Dangoor	58,500	101,000	159,500
John Koegel	52,500	101,000	153,500

Note:

(1)
Consists of restricted stock awards valued at the closing market price of the Company’s common stock on the date of grant and stock options to purchase 25,000 shares of the common stock of the Company granted to each director on August 10, 2009 valued at $2.84 per share based on the Black-Scholes option valuation on the date of grant. The stock options vest 100% on the anniversary of the grant date.

The following table sets forth the aggregate number of restricted shares and shares issuable upon the exercise of stock options held by each non-employee director at December 31, 2009:

	Restricted	Stock Options
Name	Shares (1)	Vested	Unvested (2)
William U. Westerfield	6,667	5,000	25,000
Cherrie Nanninga	6,667	6,000	25,000
Michael Jeary	6,667	—	25,000
David E.R. Dangoor	6,667	—	25,000
John Koegel	6,667	—	25,000

Notes:

(1)	The restricted shares were issued on June 11, 2009 and vest 100% on June 10, 2010.

(2)	These stock options were granted on August 10, 2009 and vest 100% on August 9, 2010.

The table of Security Ownership of Certain Beneficial Owners and Management sets forth the beneficial ownership of each director of the Company’s common stock at April 30, 2010.

Fees paid to the non-employee directors of the Company are based on the following schedule:

Board of Directors Annual Retainer
Cash	$25,000
Restricted common stock	30,000
Total	$55,000

Annual Retainer for Committee Chairs:
Audit and Compensation Committees	$20,000
All other committees of the Board	5,000

Annual Retainer for Committee members:	$ 2,000

Fees for each meeting attended:
Board of Directors meetings	$ 2,000
Committee meetings	500

LIMITATION ON DIRECTORS AND OFFICERS LIABILITY
The Company’s Second Restated Certificate of Incorporation contains a provision which eliminates the personal liability of a director for monetary damages other than for breaches of the director’s duty of loyalty to the Company or its stockholders, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law or violations under Section 174 of the Delaware General Corporation Law or for any transaction from which the director derived an improper personal benefit.

The Company has entered into indemnification agreements with each of its officers and directors which provide that the Company will indemnify the indemnitee against expenses, including reasonable attorney’s fees, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with any civil or criminal action or administrative proceeding arising out of the performance of his or her duties as a director, officer, employee or agent of the Company.  Such indemnification is available if the acts of the indemnitee were in good faith, if the indemnitee acted in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal proceeding, the indemnitee had no reasonable cause to believe his or her conduct was unlawful.

The Company maintains directors and officers liability insurance policies.  The policies insure the directors and officers of the Company against loss arising from certain claims made against such directors or officers by reason of certain wrongful acts.

CERTAIN RELATIONSHIPS

Certain relatives of Jeffrey Siegel, the Chairman of the Board of Directors, Chief Executive Officer and President of the Company, are employed by the Company as follows:

The compensation amounts as set forth below consist of salary and bonus.

Daniel Siegel, a son of Jeffrey Siegel, is employed by the Company as its Executive Vice-President. His compensation in 2009 was $487,500.

James Wells, a son-in-law of Jeffrey Siegel, is employed by the Company as its Executive Vice-President—Sales. His compensation in 2009 was $441,000.

Clifford Siegel, a son of Jeffrey Siegel, is employed by the Company as its Senior Vice-President—Global Supply Chain. His compensation in 2009 was $344,038.

RELATED PARTY TRANSACTIONS

The Company’s policies and procedures regarding transactions with related persons are set forth in writing in the Company’s Code of Conduct, which states that “the Audit Committee must review and approve any “related party” transaction as defined in Item 404(a) of Regulation S-K before it is consummated”.  The Audit Committee of the Board of Directors is responsible for applying such policies and procedures pursuant to its charter, which states that the Audit Committee of the Board of Directors will “review and approve related-party transactions submitted by management after management’s evaluation of the terms of such transaction”.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file with the Company, the SEC, and the National Association of Securities Dealers initial reports of ownership and reports of changes in ownership of any equity securities of the Company.  During Fiscal 2009, to the best of the Company’s knowledge, with the exception of a Form 3 filing for Glenn Simon that was required to be filed on June 25, 2009 that was filed on July 30, 2009 and a Form 3 filing for Daniel Siegel that was required to be filed on June 25, 2009 that was filed on August 11, 2009, all required reports were filed on a timely basis.  In making this statement, the Company has relied on the written representations of its directors and officers and copies of Forms 3, 4 and 5 provided to the Company.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee appointed the firm of Ernst & Young LLP (“Ernst & Young”) as the independent registered public accounting firm to audit the Company’s financial statements for the fiscal year ending December 31, 2009.  Ernst & Young has audited the Company’s financial statements since 1984.

The Audit Committee has adopted a policy that requires advance approval of all audit, audit-related, tax services, and other services performed by the independent auditor.  The policy provides for pre-approval by the Audit Committee of specifically defined audit and non-audit services.  Unless the specific service has been previously pre-approved with respect to that year, the Audit Committee must approve the permitted service before the independent auditor is engaged to perform it.  The Audit Committee has delegated to the Chair of the Audit Committee authority to approve permitted services costing up to $50,000 provided that the Chair reports any decisions to the Committee at its next scheduled meeting.

The following table sets forth fees paid to Ernst & Young for services provided in each of the years ended December 31, 2009 and 2008:

	2009	2008
Audit fees (1)	$1,018,624	$1,175,694
Audit related fees	―	59,000
Tax preparation and consulting service fees	288,075	330,473
All other fees	1,995	1,995
Total	$1,308,694	$1,567,162

Note:

(1)	Consists of annual audit fees and fees related to the Company’s annual audit of internal controls over financial reporting.

Audit fees
Included in 2008 audit fees are fees paid to Ernst & Young for the statutory audit of the Company’s wholly-owned Puerto Rico subsidiary. Ernst & Young did not perform the statutory audit of the Company’s wholly-owned Puerto Rico subsidiary in 2009.

Audit related fees
2008 audit related fees include fees paid to Ernst & Young for the audit of the Company’s 401(k) plan, and accounting consultations. Ernst & Young did not perform the audit of the Company’s 401(k) plan in 2009.

All other fees
All other fees consist of fees paid to Ernst & Young for access to Ernst & Young’s online accounting research tool.

In making its appointment of Ernst & Young to audit the Company’s financial statements for the fiscal year ending December 31, 2010, the Audit Committee reviewed past audit, audit related and other non-audit services performed during 2009.  In selecting Ernst & Young, the Audit Committee carefully considered their independence.  The Audit Committee has determined that the performance of such non-audit services did not impair the independence of Ernst & Young.

Ernst & Young has confirmed to the Audit Committee that it is in compliance with all rules, standards and policies of the Public Company Accounting Oversight Board and the SEC governing auditor independence.

If the stockholders do not ratify this appointment, the Audit Committee will reconsider the appointment.

Representatives of Ernst & Young are expected to be present at the Meeting and will have the opportunity to make a statement if they desire and to respond to appropriate questions of stockholders.

The Audit Committee recommends that stockholders vote FOR the ratification of the appointment of Ernst & Young.

STOCKHOLDER PROPOSALS

A stockholder proposal intended to be presented at the Company’s 2011 Annual Meeting of Stockholders must be received by the Company at its principal executive office on or before January 7, 2011, to be included in the Company’s proxy statement and proxy relating to that meeting.

OTHER MATTERS

The management of the Company does not know of any matters other than those stated in this Proxy Statement which are to be presented for action at the Meeting. If any other matters should properly come before the Meeting, it is intended that proxies in the accompanying form will be voted on any such other matters in accordance with the judgment of the persons voting such proxies.  Discretionary authority to vote on such matters is conferred by such proxies upon the persons voting them.

Financial statements for the Company are included in the Annual Report of the Company for the fiscal year ended December 31, 2009, which accompanies this Proxy Statement.

Upon the written request of any person who on the record date was a record owner of common stock of the Company, or who represents in good faith that he or she was on such date a beneficial owner of common stock of the Company, the Company will send to such person, without charge, a copy of its Annual Report on Form 10-K for the fiscal year ended December 31, 2009, including financial statements and schedules, as filed with the SEC.  Requests for this report should be directed to Laurence Winoker, Senior Vice-President – Finance, Treasurer and Chief Financial Officer, Lifetime Brands, Inc., 1000 Stewart Avenue, Garden City, New York 11530.

By Order of the Board of Directors,

/s/ Sara Shindel
Secretary

Dated:  April 30, 2010

APPENDIX A

LIFETIME BRANDS, INC.

COMPENSATION COMMITTEE CHARTER

This Charter governs the operations of the Compensation Committee (the "Committee") of the Board of Directors (the "Board") of Lifetime Brands, Inc. (the "Company"). The Committee shall review and reassess the adequacy of this Charter at least annually and recommend any proposed changes to the Board for approval. This Charter may be amended only by the affirmative vote of the Board.

Organization
The Committee shall be appointed by the Board and shall comprise at least two directors, each of whom is “independent,” as defined by the United States Securities and Exchange Commission and The NASDAQ Stock Market, Inc. Members of the Committee may be removed at any time by the Board in its discretion.

Meetings
The Committee shall meet as often as it deems necessary to fulfill its responsibilities and shall report to the Board following each meeting. The Committee may delegate any of its responsibilities to one or more subcommittees, each of which shall be composed of two or more members, as the Committee may deem appropriate.

Purpose
The purpose of the Committee shall be to assist the Board in discharging its overall responsibilities relating to executive compensation.

Responsibilities and processes
The Committee in carrying out its responsibilities believes its policies and procedures should remain flexible, in order to best react to changing conditions and circumstances. The following shall be the principal duties and responsibilities of the Committee and are set forth as a guide, with the understanding that the Committee may supplement them as appropriate:

•	The Committee shall review and approve compensation principles that apply generally to the Company’s employees.

•
The Committee shall establish and review corporate goals and objectives relevant to the compensation of the Chief Executive Officer and the Chief Operating Officer of the Company, evaluate their performance in light of the established goals and objectives and approve their annual compensation.

•
The Committee shall review the corporate goals and objectives established by the Chief Executive Officer and the Chief Operating Officer of the Company relevant to the compensation of the other executive officers of the Company and review and, based primarily on the  evaluations and recommendations of the Chief Executive Officer and the Chief Operating Officer of the Company of the performance of such executive officers in light of the established goals and objectives, approve their annual compensation.

•
The Committee shall review the evaluation process and compensation structure for the other members of the senior management of the Company and provide oversight regarding management's decisions concerning the performance and compensation of such senior management.

•
The Committee shall review the compensation of the Board in relation to other United States corporations of similar size and make recommendations to the Board regarding changes in Board compensation, as the Committee deems appropriate.

•	The Committee shall administer the Company's 2000 Incentive Bonus Compensation Plan.

•	The Committee shall administer the Company's 2000 Long-Term Incentive Plan.

•
The Committee shall have the authority to retain, at the Company's expense, a compensation-consulting firm(s) to assist the Committee in its evaluation of director or executive compensation, and any legal and other advisors that it deems necessary for the fulfillment of its responsibilities, including the sole authority to approve fees and other retention terms of such firm(s) and other advisors.

•	The Committee shall prepare the Report on Executive Compensation of the Committee to be included in the Company's annual proxy statement, as required by the Securities and Exchange Commission.

•	The Committee shall perform an evaluation of its performance at least annually to determine whether it is functioning effectively.

LIFETIME BRANDS, INC.

WO#
74401

▼ FOLD AND DETACH HERE ▼

Please Mark, Sign, Date, and Return the Proxy Promptly Using the Enclosed Envelope.

Please mark your votes as indicated in this example [X]

	FOR all nominees listed below	WITHHOLD AUTHORITY to vote for all nominees listed below	*EXCEPTIONS
1. ELECTION OF DIRECTORS	☐	☐	☐

Nominees:

01 Jeffrey Siegel
02 Ronald Shiftan
03 Craig Phillips
04 David Dangoor
05 Michael Jeary
06 John Koegel
07 Cherrie Nanninga
08 William Westerfield

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominee's name in the space provided below.)

*Exceptions

3. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT(S) OR POSTPONEMENT(S) THEREOF.

Mark Here for Address Change or Comments SEE REVERSE ☐

(Please sign proxy as name appears on corporate records. Joint owners should each sign personally. Trustees and others signing in a representative capacity should indicate the capacity in which they sign.)

Signature ____________________ **Signature** ____________________ **Date** __________

You can now access your LIFETIME BRANDS, INC. account online.

Access your LIFETIME BRANDS, INC. account online via Investor ServiceDirect® (ISD).

BNY Mellon Shareowner Services, the transfer agent for LIFETIME BRANDS, INC., now makes it easy and convenient to get current information on your shareholder account.

- View account status
- View certificate history
- View book-entry information
- View payment history for dividends
- Make address changes
- Obtain a duplicate 1099 tax form

Visit us on the web at http://www.bnymellon.com/shareowner/isd

For Technical Assistance Call 1-877-978-7778 between 9am-7pm

Monday-Friday Eastern Time

Investor ServiceDirect®

Available 24 hours per day, 7 days per week

TOLL FREE NUMBER: 1-800-370-1163

Choose **MLink**℠ for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to **Investor ServiceDirect**® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of shareholders is available at: http://bnymellon.mobular.net/bnymellon/lcut

▼ **FOLD AND DETACH HERE** ▼

PROXY

LIFETIME BRANDS, INC.

This Proxy is solicited on behalf of the Board of Directors

Jeffrey Siegel and Ronald Shiftan and each of them, are hereby constituted and appointed the lawful attorneys and proxies of the undersigned, with full power of substitution to vote and act as proxy with respect to all shares of Common Stock, $.01 par value, of LIFETIME BRANDS, INC. standing in the name of the undersigned on the Company's books at the close of business on May 3, 2010, at the Annual Meeting of Stockholders to be held at 1000 Stewart Avenue, Garden City, NY 11530, at 10:30 A.M., local time, on June 17, 2010, or at any adjournment(s) or postponement(s) thereof, as follows on the reverse side.

The powers hereby granted may be exercised by any of said attorneys or proxies or their substitutes present and acting at the above-described Annual Meeting of Stockholders or any adjournment(s) or postponement(s) thereof. The undersigned hereby revokes any and all proxies heretofore given by the undersigned to vote at said meeting.

This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR Proposals 1 and 2.

(Continued and to be signed on reverse side)

Address Change/Comments
(Mark the corresponding box on the reverse side)

BNY MELLON SHAREOWNER SERVICES
P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250

WO#
74401